                                                                    Exhibit 5.1

                                                      Draft of November 7, 1994
                                                      -------------------------

                  [Letterhead of Jones, Day, Reavis & Pogue]

                                 November 18, 1994
                                 -------- --

National City Corporation
1900 East Ninth Street
Cleveland, Ohio 44114

          Re: Shares of Common Stock, par value $4.00 per share,
              of National City Corporation to be issued in the Merger of Central Indiana Bancorp with and into National City Corporation
              ----------------------------------------------------

Gentlemen:

     We have acted as special counsel to you in connection with the merger (the "Merger") of Central Indiana Bancorp ("CIB") with and into National City Corporation ("NCC") in accordance with the Agreement and Plan of Merger, dated as of July 25, 1994 (the "Merger Agreement"), by and between CIB and NCC, pursuant to which NCC may issue and deliver up to 1,874,455 shares of its common stock, par value $4.00 per share (the "Shares").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereupon, assuming the consideration received by NCC for each Share is equal to or exceeds the par value thereof of $4.00, we are of the opinion that the Shares that are to be issued to shareholders of CIB pursuant to the terms of the Merger Agreement in exchange for the shares of capital stock of CIB, upon such issuance in accordance with the provisions of the Merger Agreement, including but not limited to (i) approval and adoption of (A) certain amendments to the Articles of Incorporation of CIB and (B) the Merger Agreement, by the shareholders of CIB, and (ii) the completion of the filings required to effectuate the Merger in accordance with the Merger Agreement and the laws of the States of Delaware and Indiana, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-4 filed by NCC to effect registration of the Shares in connection with the Merger under the Securities Act of 1933, and to the reference to us under the caption "LEGAL OPINIONS" in the prospectus constituting a part of such Registration Statement.


                                Very truly yours,


                                JONES, DAY, REAVIS & POGUE